SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or
15(d) of the Securities
Exchange Act of 1934
Date of Report (Date of earliest event reported): January 22, 2006
Santander BanCorp
(Exact name of registrant as specified in its charter)

Puerto Rico	001-15849	66-0573723

(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

207 Ponce de León Avenue, San Juan, Puerto Rico	00917

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(787) 777-4100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.136-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
     Santander BanCorp (“Santander”) and Santander Financial Services, Inc. (“Santander Financial” and, together with Santander, the “Purchaser”) entered into an asset purchase agreement dated as of January 22, 2006 (the “Purchase Agreement”) with Wells Fargo & Company (“Wells Fargo”), Island Finance Puerto Rico, Inc. (“Island Finance PR”), and Island Finance Sales Finance Corporation (“Island Finance SFC” and, together with Island Finance PR, the “Sellers”). Under the terms of the Purchase Agreement, Santander Financial, a new wholly-owned subsidiary of Santander, will acquire substantially all of the assets and operations of the Sellers’ consumer finance business in Puerto Rico. The transaction is expected to close during the first quarter of 2006.
     The assets of the Sellers to be acquired by the Purchaser (the “Purchased Assets”) include substantially all of the receivables generated by the Sellers’ consumer finance business in Puerto Rico, all goodwill of the Sellers, certain real property leases, contracts, intellectual property rights, tangible personal property and other assets of the Sellers. The Purchased Assets do not include Excluded Receivables and Excluded Charge Off Accounts (each such term as defined in the Purchase Agreement), and other excluded assets of the Sellers. The Purchaser will assume at closing certain liabilities of the Sellers incurred in the ordinary course of business.
     The purchase price to be paid by the Purchaser for the Purchased Assets will be equal to Seven Hundred Million Dollars ($700,000,000), plus or minus certain adjustments to be made as of the closing regarding the amount of receivables, tangible personal property, cash, prepaid accounts and liabilities to be acquired, or assumed, by the Purchaser. The effect any such adjustment will have on the purchase price will be determined by the difference between the actual amounts of assets transferred at the closing compared to predetermined amounts agreed to by the parties. Under the Purchase Agreement, the Purchaser will not assume any debt of the Sellers.
     The closing of the transaction is subject to customary closing conditions, including the receipt of various regulatory authorizations required for the consummation of the transaction and the expiration or termination of any required waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
     Wells Fargo and the Sellers have made customary representations and warranties in the Purchase Agreement, including representations about the Sellers’ business, assets, operations and liabilities. The Sellers and Wells Fargo have also made customary covenants in the Purchase Agreement, including, among others, covenants (i) not to compete with the Purchaser for a period of thirty-six (36) months, and (ii) not to share information derived from the Sellers’ consumer finance business in Puerto Rico with their affiliates. Furthermore, the parties also agreed not to solicit certain of their respective employees for a period of thirty-six (36) months. The Purchase Agreement also includes indemnifications by Wells Fargo and the Sellers for losses incurred by the Purchaser and related parties from (i) breaches of representations, warranties and covenants made by Wells Fargo and the Sellers, and (ii) liabilities of the Sellers not assumed by the Purchaser pursuant to the Purchase Agreement.
     Under the terms of the Purchase Agreement, Wells Fargo also agreed that, in the event that the aggregate amount of Actual Loan Losses (as defined in the Purchase Agreement) incurred by the Purchaser, net of Recoveries (as defined in the Purchase Agreement), exceeds Thirty-Four Million Dollars ($34,000,000) prior to the fifteen (15) month anniversary of the closing, Wells Fargo shall reimburse the Purchaser for the amount of subsequent Actual Loan Losses in respect of Eligible Receivables (as defined in the Purchase Agreement), net of Recoveries, up to Twenty-One Million Dollars ($21,000,000); provided, however, that in the event that the amount of such losses has not reached Twenty-One Million Dollars ($21,000,000) by the fifteen (15) month anniversary of the closing, then Wells Fargo shall further reimburse the Purchaser for any such losses that occur after the fifteen (15) month anniversary of the closing but prior to the eighteen (18) month anniversary of the closing, up to the amount of Seven Million Dollars ($7,000,000), but in no event will the aggregate amount of losses for which Wells Fargo is required to reimburse the Purchaser exceed Twenty-One Million Dollars ($21,000,000).
     The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement filed as Exhibit 10.1 hereto and incorporated by reference.

ITEM 7.01 REGULATION FD DISCLOSURE
     On January 23, 2006, Santander issued a joint press release with Wells Fargo announcing that it had entered into a definitive agreement by which Santander Financial, a new wholly-owned subsidiary of Santander, will acquire substantially all of the assets and business operations in Puerto Rico of the Sellers from Wells Fargo. A copy of the joint press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.
     The information furnished pursuant to this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for purposes of the Securities Exchange Act of 1934, as amended, nor shall it be incorporated by reference into any of Santander’s filings under the Securities Act of 1933, as amended, unless otherwise expressly stated in such filing.
ITEM 9.01. EXHIBITS
10.1	Asset Purchase Agreement, dated as of January 22, 2006, by and among Wells Fargo & Company, Island Finance Puerto Rico, Inc., and Island Finance Sales Finance Corporation and Santander BanCorp and Santander Financial Services, Inc.

99.1	Joint press release dated January 23, 2006.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: January 24, 2006

SANTANDER BANCORP

By:	/s/ Carlos M. García

Name:	Carlos M. García
Title:	Senior Executive Vice President and Chief Operating Officer